Exhibit 10.54

RELIANT ENERGY, INC.

2002 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD

Pursuant to this Award Agreement, as of                                  (the “Grant Date”), RELIANT ENERGY, INC. (formerly, Reliant Resources, Inc.) (the “Company”) hereby grants to                                  (the “Participant”), a Director of the Company,                      restricted shares of Common Stock (the “Restricted Shares”), such number of shares being subject to adjustment as provided in Section 15 of the Reliant Energy, Inc. 2002 Long-Term Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions described in the Plan and in this Award Agreement.

1. Relationship to the Plan; Definitions. This grant of Restricted Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant herein also include the heirs or other legal representatives of the Participant. For purposes of this Award Agreement:

“Disability” means a physical or mental impairment of sufficient severity such that the Participant can no longer serve as a Director.

“Restricted Shares” means the shares of Common Stock potentially deliverable to Participant pursuant to this Award Agreement.

“Retire” or “Retirement” means termination of service as a Director at the end of a term or resignation from the Board as a result of reaching a maximum age as established in the Company’s bylaws.

“Term” means the period for which a Director has been elected to serve.

2. Establishment of Restricted Share Account. The grant of Restricted Shares pursuant to this Award Agreement shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive shares of Common Stock of the Company, which right shall be subject to the terms, conditions and restrictions set forth in the Plan and to the further terms, conditions and restrictions set forth in this Award Agreement. Except as otherwise provided in Section 8, the Restricted Shares credited to the Participant’s bookkeeping account may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant has been registered as the holder of shares of Common Stock representing such Restricted Shares on the records of the Company as provided in Section 5.

3. Vesting and Forfeiture.

(a) Restricted Shares shall vest at the end of the Term when granted provided the Participant does not terminate service, except as otherwise provided in this Section 3, before the end of the Term in which the Restricted Shares were granted.

(b) If the Participant’s Service as a Director is terminated before the end of a Term due to death, Disability, or Retirement, the Participant’s right to receive Restricted Shares shall vest at the time of such termination, and shall be delivered to Participant as soon as practicable following such termination.

(c) If the Participant terminates service on the Board for any reason other than death, Disability or Retirement, the Participant shall receive his/her vested Restricted Shares upon termination and his/her right to receive any Restricted Shares granted during the Term during which the Participant terminates service shall be forfeited in its entirety as of such termination.

4. Cash Payment Upon a Change of Control. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change of Control of the Company, Participant’s right to receive Restricted Shares shall be settled by a cash payment to Participant equal to the product of (i) the Fair Market value per share of Common Stock on the date immediately preceding the date on which the Change of Control occurs and (ii) the total number of Restricted Shares granted. Such cash payment shall satisfy the rights of Participant and the obligations of the Company under this Award Agreement in full.

5. Payment of Award.

(a) Upon the vesting of Participant’s right to receive all or a portion of the Restricted Shares pursuant to Section 3, a number of shares of Common Stock equal to the number of vested Restricted Shares shall be registered in the name of the Participant and certificates representing such Common Stock shall be delivered to the Participant as soon as practical after the date upon which the Participant’s right to such shares vested according to the provisions of Section 3. The Company shall have the right to withhold applicable taxes from any such payment of Restricted Shares or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

(b) Upon delivery of shares of Common Stock representing Restricted Shares pursuant to paragraph (a), above, Participant shall also be entitled to receive a cash payment equal to the sum of all dividends, if any, announced or paid on such Restricted Shares after the Grant Date but prior to the date such shares of Common Stock are delivered to the Participant.

6. Notices. For purposes of this Award Agreement, notices to the Company shall be deemed to have been duly given upon receipt of written notice by the corporate secretary of the Company at 1000 Main Street, Houston, Texas 77002, or to such other address as the Company may furnish to the Participant.

Notices to the Participant shall be deemed effectively delivered or given upon personal, electronic, or postal delivery of written notice to the Participant, the place of Employment of the Participant, the address on record for the Participant at the human resources department of the Company, or such other address as the Participant hereafter designates by written notice to the Company.

7. Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Restricted Shares, unless and until the Participant is registered as the holder of shares of Common Stock representing such Restricted Shares on the records of the Company as provided in Section 5.

8. Successors and Assigns. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns except as expressly prohibited herein and in the Plan. Notwithstanding anything herein or in the Plan to the contrary, the Restricted Shares are transferable by the Participant to Immediate Family Members, Immediate Family Members Trusts, and Immediate Family Member Partnerships pursuant to Section 14 of the Plan.

9. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company.

RELIANT ENERGY, INC.

By:
Joel V. Staff
Chairman and CEO

Director